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Exhibit 10.4
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                              EMPLOYMENT AGREEMENT
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      THIS EMPLOYMENT AGREEMENT (this "Agreement") executed and effective the
1st day of July, 2010 (the "Effective Date"), by and between Dynatronics Corporation, a Utah corporation having its principal place of business in Salt Lake City, Utah (the "Company"), and Anthony D. Trolio, a resident of Ohio ("Employee").

                                    RECITALS

      A. The Company desires to retain the services of Employee, and Employee desires to render such services, upon the terms and conditions contained herein.

      B. The Board of Directors of the Company (the "Board"), by appropriate resolutions, authorized the employment of Employee as provided for in this Agreement.

                                   AGREEMENT

      NOW, THEREFORE, in consideration of the covenants contained herein, the above recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I
                                     DUTIES

      1.01 Duties. The Company hereby employs Employee, and Employee hereby accepts employment, as Nutritional Products Manager, upon the terms and conditions contained herein. As Nutritional Products Manager, Employee shall have broad responsibility to promote the sale of nutritional products carried by the company, identify the best vendors from whom to purchase the products and approve the best formulations for the Company to offer. Employee shall also be responsible for advising Company regarding compliance and governmental regulations for the sale of nutritional supplements to the best of Employee's ability. Employee shall work with Company's regulatory legal counsel in regards to these issues.

      1.02 Other Duties. During the Contract Term, Employee agrees to be a resource in assisting sales representatives in Region 5 (Ohio and Pennsylvania), monitoring business activities at the Company's operations in Girard, OH, and generally providing marketing assistance to the Company as requested. At the request of Employee, the parties will mutually agree to a more specific definition of such duties including a limit to the number of meetings outside of Ohio the Employee may be required to attend.

      1.03 Place of Operations and Time Commitment. Employee may perform his duties from any location provided that he sufficiently monitors business operations at the Company's Girard, OH, facility as mutually agreed with Company. Employee will devote the time necessary to adequately perform the duties described in this Agreement.




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                                   ARTICLE II
                               TERM OF AGREEMENT

      The term of this Agreement shall commence on the Effective Date and shall remain in effect for a period of three (3) years (the "Contract Term") unless sooner terminated hereunder. Upon mutual agreement of the parties, this Agreement may be renewed for two additional one year extensions upon 30 days notice prior to the termination of the Agreement.

                                  ARTICLE III
                                  COMPENSATION

      During the Contract Term, the Company shall pay, or cause to be paid to Employee in cash in accordance with the normal payroll practices of the Company (including deductions, withholdings and collections as required by law), the following:

      3.01 Annual Base Salary. Employee's annual base salary ("Annual Base Salary") will be Eighteen Thousand Dollars ($18,000.00) as of the Effective Date.

      3.02 Bonus. Employee will be paid a bonus of 5% of gross sales of non-Nutura brand nutritional supplement sales that exceed $45,000 per quarter. No bonus will be paid on the first $45,000 of sales each fiscal quarter.

      In the event Employee's employment is terminated for any reason, for the quarter in which such termination occurs, Employee shall be paid a pro rated portion of the bonus compensation provided for herein through the date of termination.


                                   ARTICLE IV
                                 OTHER BENEFITS

      4.01 Employee Benefits. During the Contract Term:

            (a) Employee shall be entitled to participate in the Company's 401(k) program, including the Company's annual matching contribution (currently up to $500),

            (b) Employee shall be entitled to receive health and dental insurance as it is provided to all employees of Region 5 except that Employee will be exempt from any employee requirement to share in the cost of the premiums. This coverage shall extend to Employee, Employee's spouse and any eligible dependents. If at any time insurance benefits are terminated for employees of Region 5, Employee's health insurance benefits will be replaced with alternative coverage approximately equivalent in benefits and cost.


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            (c) Employee shall be eligible for any other employee benefit program that is generally offered to all employees of the Company except that any stock options must be specifically approved by the Company's Board of Directors.

      4.02 Expense Reimbursement.

            (a) Employee shall receive a monthly expense allowance of five-hundred dollars ($500) beginning with the Effective Date of this Agreement. Eligible expenses for reimbursement shall include (i) receipted expenditures for vehicle operation, including fuel, maintenance and repairs, monthly vehicle payments, licensing, taxes and insurance, (ii) cellular phone usage, (iii) home computer use, (iv) work related local entertainment and local travel expenses within assigned Territory, and (v) any other job related expenses approved by the Company.

            (b) In addition to the expense reimbursement provided in Section 4.02(a), Employee shall be entitled to receive prompt reimbursement for all reasonable, non-local employment-related expenses incurred by Employee, including regional or overnight travel, attending trade shows, meetings at the Company's headquarters, attending continuing education seminars related to nutrition, and other non-local business-related travel requested by the Company. Employee shall be reimbursed upon the Company's receipt of documentation in accordance with practices, policies and procedures of the Company.

            (c) Employee shall have the right to arrange for, schedule and book all business related travel and to charge same to his personal credit card, to be reimbursed to him pursuant to 4.02(b) above.

      4.03 Nutrition Products. Employee shall be entitled to purchase Nutura nutrition products for his personal use and the personal use of his immediate family members, from Company at Company's cost.

                                   ARTICLE V
                             RESTRICTIVE COVENANTS

      5.01 Trade Secrets; Confidential and Proprietary Business Information.

            (a) The Company has advised Employee and Employee has acknowledged that it is the policy of the Company to maintain as secret and confidential all Protected Information (as defined below), and that Protected Information has been and will be developed at substantial cost and effort to the Company. "Protected Information" means trade secrets, confidential and proprietary business information of the Company, any information of the Company other than information which has entered the public domain (unless such information entered the public domain through effects of or on account of Employee), and all valuable and unique information and techniques acquired, developed or used by the Company relating to its business, operations, employees, customers and suppliers, which give the Company a competitive advantage over those who do not know the information and techniques and which are protected by the Company from unauthorized disclosure, including but not limited to, customer lists (including potential customers), sources of supply, processes, plans, materials, pricing information, internal memoranda, marketing plans, internal policies, and products and services which may be developed from time to time by the Company and its agent or employees.


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            (b) Employee acknowledges that Employee will acquire Protected
Information with respect to the Company and its successors in interest, which information is a valuable, special and unique asset of the Company's business and operations and that disclosure of such Protected Information would cause irreparable damage to the Company.

            (c) Either during or for a period of two (2) years following termination of employment by the Company, Employee shall not, directly or indirectly, divulge, furnish or make accessible to any person, firm, corporation, association or other entity (otherwise than as may be required in the regular course of Employee's employment) nor use in any manner, any Protected Information, or cause any such information of the Company to enter the public domain.

      5.02 Non-Competition

            (a) Employee agrees that Employee shall not during Employee's employment with the Company, and, for a period of two (2) years after the termination of this Agreement, directly or indirectly, in any capacity, engage or participate in, or become employed by or render advisory or consulting or other services in connection with any Prohibited Business as defined in Section 5.02(c).

            (b) Employee agrees that Employee shall not during Employee's employment with the Company, and, for a period of two (2) years after the termination of this Agreement, make any financial investment, whether in the form of equity or debt, or own any interest, directly or indirectly, in any Prohibited Business. Nothing in this Section 5.02(b) shall, however, restrict Employee from making any investment in any company whose stock is listed on a national securities exchange; provided that (i) such investment does not give Employee the right or ability to control or influence the policy decisions of any Prohibited Business, and (ii) such investment does not create a conflict of interest between Employee's duties hereunder and Employee's interest in such investment.

            (c) For purposes of this Section 5.02, "Prohibited Business" shall be defined as any business and any branch, office or operation thereof, which is a competitor of the Company and which has established or seeks to establish contact, in whatever form (including, but not limited to solicitation of sales, or the receipt or submission of bids), with any entity who is at any time a client, customer or supplier of the Company (including but not limited to all subdivisions of the federal government.)


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      5.03 Non-Solicitation. From the date hereof until two (2) years after
Employee's termination of employment with the Company, Employee, and any person or entity directly or indirectly controlling, controlled by or under common control with Employee, shall not, directly or indirectly (a) encourage any employee, supplier, or customer of the Company, its affiliates, or its successors in interest to leave his or her employment with the Company, its affiliates, or its successors in interest, (b) employ, hire, solicit or cause to be employed, hired or solicited (other than by the Company, its affiliates, or its successors in interest), or encourage others to employ or hire any person who within one (1) year prior thereto was employed by the Company, its affiliates, or its successors in interest, or (c) establish a business with, or encourage others to establish a business with, any person who within one (1) year prior thereto was an employee, supplier, or customer of the Company, its affiliates, or its successors in interest.

      5.04 Survival of Undertakings and Injunctive Relief.

            (a) The provisions of Sections 5.01, 5.02 and 5.03 shall survive the termination of Employee's employment with the Company irrespective of the reasons therefor.

            (b) Employee acknowledges and agrees that the restrictions imposed upon Employee by Sections 5.01, 5.02 and 5.03 and the purpose of such restrictions are reasonable and are designed to protect the Protected Information and the continued success of the Company without unduly restricting Employee's future employment by others. Furthermore, Employee acknowledges that, in view of the Protected Information which Employee has or will acquire or has or will have access to and in view of the necessity of the restrictions contained in Sections 5.01, 5.02 and 5.03, any violation of any provision of Sections 5.01, 5.02 and 5.03 hereof would cause irreparable injury to the Company and its successors in interest with respect to the resulting disruption in their operations. By reason of the foregoing, Employee consents and agrees that if Employee violates any of the provisions of Sections 5.01, 5.02 or 5.03 of this Agreement, the Company and its successors in interest, as the case may be, shall be entitled, in addition to any other remedies that they may have, including money damages, to an injunction to be issued by a court of competent jurisdiction, restraining Employee from committing or continuing any violation of such Sections of this Agreement.

      In the event of any such violation of Sections 5.01, 5.02 or 5.03 of this Agreement, Employee further agrees that the time periods set forth in such Sections shall be extended by the period of such violation.

                                   ARTICLE VI
                                  TERMINATION

      6.01 Termination of Employment. Employee's employment may be terminated
(i) at any time during the Contract Term by mutual agreement of the parties, or
(ii) as otherwise provided in this Article.


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      6.02 Termination without Cause. The Company may terminate Employee's employment without cause by giving Employee seven (7) days prior written notice of such termination. In the event Employee's employment is terminated without cause during the first one half (1/2) of Employee's Contract Term, Employee shall be entitled to receive eighteen months of salary, payable within thirty
(30) days of the notice of termination which would include the average bonus estimated for an 18 month period as mutually agreed and based on the prior bonuses earned pursuant to this Agreement. Employee shall also be entitled to a continuation of their Health Insurance benefits as provided for in the Agreement. If COBRA or other laws prevent the Company from providing the Health Insurance benefits as defined in this Agreement after termination without cause, the Company shall pay to Employee an equivalent of the monthly health insurance costs incurred by the Company in the month immediately prior multiplied times the remaining months left under the Agreement. Other than the items of Salary and Health Insurance described, no other benefits will be provided. In the event Employee's employment is terminated without cause during the last one half (1/2) of Employee's Contract Term, Employee shall be entitled to receive the balance of Employee's Annual Base Salary, payable on the Company's standard payroll days, the average bonus estimated to have been paid for the period as mutually agreed and based on the prior bonuses earned pursuant to this Agreement, and all health and dental insurance benefits that Employee, his spouse and child, would have been entitled to receive, during the remainder of the Contract Term, which benefits shall be provided at Company's expense. In the event Employee's employment is terminated without cause hereunder, the restrictive covenants contained in Sections 5.02 and 5.03 shall not apply.

      6.03 Death or Disability. In the event Employee, during the Contract Term, dies or becomes permanently disabled or incapacitated such that he is unable to perform his duties under this Agreement, the Company shall pay Employee, in the event of disability, or Employee's surviving spouse, if any, in the event of death, but shall not otherwise pay Employee's estate, pursuant to Section 6.02 as if Employee had been terminated without cause.

      6.04 Termination for Cause. The Company may terminate Employee's employment for Cause by giving Employee seven (7) days prior written notice of such termination. For purposes of this Agreement, "Cause" for termination shall mean:

                  (i) the willful failure or refusal to carry out the reasonable directions of the Board, the Chief Executive Officer, or the President, which directions are consistent with Employee's duties as set forth under this Agreement and have been given to Employee in writing but which directions Employee has failed to follow or implement within fifteen (15) days after said written notice, other than a failure resulting from Employee's complete or partial incapacity due to physical or mental illness or impairment;

                  (ii) failure to follow Company policy or specific instructions from Employee's superior(s), which failures continue after fifteen (15) days after written notice thereof by the Company; however, no warning shall be required in the case of significant insubordination causing financial harm to the Company or significant harm to the reputation of the Company;


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                  (iii) a conviction for a violation of a state or federal
criminal law involving the commission of a felony;

                  (iv) a willful act by Employee that constitutes gross negligence in the performance of Employee's duties under this Agreement and which materially injures the Company. No act, or failure to act, by Employee shall be considered "willful" unless committed without good faith and without a reasonable belief that the act or omission was in the Company's best interest;

                  (v) a material breach by Employee of the terms of this Agreement, which breach has not been cured by Employee within fifteen (15) days of written notice of said breach by the Company;

                  (vi) repeated unethical business practices by Employee in connection with the Company's business, which unethical business practices continue after fifteen (15) days after written notice thereof by the Company;

                  (vii) habitual abuse of alcohol or drugs by Employee;

                  (viii) intentional misuse of or damage to Company property;

                  (ix) theft or destruction of property, money or goods belonging to the Company or its employees;

                  (x) falsification of Company records;

                  (xi) gambling while on Company property or while engaged in Company activities; provided, however, that Employee may gamble when not on Company business or Company time, while attending trade shows for Company located in a gambling venue (e.g. Las Vegas);

                  (xii) excessive absenteeism or failure to report to work without proper excuse pursuant to the assigned duties as defined in this Agreement; or

                  (xiii) violation of the Company's sexual harassment policies.

Upon termination for Cause, Employee shall not be entitled to payment of any compensation other than salary and benefits under this Agreement earned up to the date of such termination. Notwithstanding any provision to the contrary in any option or equity award agreement between the Company and Employee, in the event Employee's employment shall terminate on account of Termination for Cause, Employee shall forfeit and shall not be entitled to exercise any unexercised options, warrants, or similar rights to equity of the Company, whether or not vested or unvested, as of the date of termination. Notwithstanding the forgoing, Employee shall not forfeit any rights relative to the shares of stock in Company that Employee acquired as a result of the merger of the Therapy and Health Care Products, Inc. and Dynatronics Distribution Company, LLC.



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                                  ARTICLE VII
                                 MISCELLANEOUS

      7.01 Assignment, Successors. This Agreement may not be assigned by either party hereto without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of Employee and Employee's estate and the Company and any assignee of or successor to the Company.

      7.02 Nonalienation of Benefits. Benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, prior to actually being received by Employee, and any such attempt to dispose of any right to benefits payable hereunder shall be void.

      7.03 Severability. If all or any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Agreement not declared to be unlawful or invalid. Any paragraph or part of a paragraph so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such paragraph or part of a paragraph to the fullest extent possible while remaining lawful and valid.

      7.04 Amendment and Waiver. This Agreement shall not be altered, amended or modified except by written instrument executed by the Company and Employee. A waiver of any term, covenant, agreement or condition contained in this Agreement shall not be deemed a waiver of any other term, covenant, agreement or condition and any waiver of any other term, covenant, agreement or condition, and any waiver of any default in any such term, covenant, agreement or condition shall not be deemed a waiver of any later default thereof or of any other term, covenant, agreement or condition.

      7.05 Notices. All notices and other communications hereunder shall be in writing and delivered by hand or by first class registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         If to the Company:                Dynatronics Corporation
                                           7030 Park Centre Drive
                                           Salt Lake City, Utah 84121


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         With a copy to:                   DURHAM JONES & PINEGAR
                                           Attn: Wayne D. Swan, Esq.
                                           111 East Broadway, Suite 900
                                           P.O. Box 4050
                                           Salt Lake City, Utah 84110

         If to Employee:                   Anthony D. Trolio
                                           445 Fifth Avenue
                                           Hubbard, OH  44425

Either party may from time to time designate a new address by notice given in accordance with this Section. Notice and communications shall be effective when actually received by the addressee.

      7.06 Counterpart Originals. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

      7.07 Entire Agreement. This Agreement forms the entire agreement between the parties hereto with respect to any severance payment and with respect to the subject matter contained in the Agreement.

      7.08 Applicable Law. The provisions of this Agreement shall be interpreted and construed in accordance with the laws of the state of Utah, without regard to its choice of law principles.

      7.10 Effect on Other Agreements. This Agreement shall supersede entirely all prior agreements (including, without limitation, any existing employment agreement), promises and representations regarding employment by the Company and severance or other payments contingent upon termination of employment not referenced by this agreement.

      7.11 Extension or Renegotiation. The parties hereto agree that at any time prior to the expiration of this Agreement, they may extend or renegotiate this Agreement upon mutually agreeable terms and conditions. The parties acknowledge that Employee is also the Landlord for the Company's operations in Girard, OH. If at anytime, or for any reason, it becomes necessary for Company to leave the demised premises, it will trigger an increase of compensation under paragraph
3.01 from $18,000 per year to $42,000 per year only for the duration of the Agreement.

      7.12 Attorneys' Fees. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees, and any other fees and costs incurred in the action or proceeding, in addition to any other relief to which such party may be entitled. Without limiting the generality of the foregoing, any reasonable costs


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and expenses, including without limitation reasonable attorneys' fees, incurred in enforcing any judgment or arbitration award shall be recoverable by the prevailing party as a separate item of recovery, and this provision is intended to be severable from the other provisions of this Agreement and shall survive any judgment or arbitration award and shall not be deemed to be merged into the judgment or award.

      IN WITNESS WHEREOF the parties have executed this Employment Agreement on the date first written above.

                                            Dynatronics Corporation,
                                            a Utah corporation


                                            By: /s/ Kelvyn H. Cullimore, Jr.
                                                -------------------------------
                                            Name: Kelvyn H. Cullimore, Jr.
                                                 ------------------------------
                                            Title: President and CEO
                                                  -----------------------------



                                            Anthony D. Trolio,
                                            an individual

                                            /s/ Tony Trolio
                                            -----------------------------------
                                            Anthony D. Trolio









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